Exhibit 10.4

February 23, 2026

Mr. Robert M. Gorman

Executive Vice President and

Chief Financial Officer

Atlantic Union Bankshares Corporation

4300 Cox Road

Glen Allen, VA 23060

Dear Robert:

We appreciate your participation and guidance in our successful search for your successor. Now that we have identified your successor, this letter will set forth our binding agreement (herein this “Transition and Consulting Agreement”) regarding the terms of your continuing role with Atlantic Union Bankshares Corporation (“Bankshares”) and Atlantic Union Bank (“Bank”) (collectively, the “Company”), including facilitating the leadership transition, and the terms of your service as a senior advisor to the Company following such transition and your role as a consultant after your retirement.

1.                  Employment. You will continue to serve as an Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”) of the Company until the commencement date of Alexander Dodd’s employment as your successor (the “Transition Date”), which we anticipate will occur on or about April 13, 2026. Your employment with the Company will remain subject to the terms and conditions of the Amended and Restated Employment Agreement entered into between the Company, the Bank and you, dated as of January 14, 2022 (the “Employment Agreement”) and the Amended and Restated Management Continuity Agreement entered into between the Company, the Bank and you, dated as of January 14, 2022 (the “MCA”), except as amended herein, for the period commencing on the date hereof and continuing through the completion of the Transition Period (as described below) with the exception that your role and title shall change on the Transition Date as set forth in Section 2(a) below. During the Transition Period, you shall continue to receive the compensation and benefits referenced in Section 3 of the Employment Agreement.

2.                  Transition Period.

(a)               When Mr. Dodd assumes the office of CFO on the Transition Date, you will continue your employment in the role of “Senior Financial Advisor” as an EVP and you will no longer be the CFO. You will have duties and responsibilities commensurate with your position, including providing financial, strategic, and operational advice, and such other duties as may be assigned by the Company. You will also assist in the CFO transition process. You shall report to the Chief Executive Officer (“CEO”) of the Company. You will resign from the other officer and director positions you then hold with the Company and its affiliates as requested by the Company, effective on the Transition Date or such other date requested by the Company, and you agree to execute any documents necessary to effectuate such resignations.

(b)               The period from the Transition Date through September 30, 2026, shall be referred to as the “Transition Period.”

(c)               You hereby agree and acknowledge that your transition from the CFO position to the Senior Financial Advisor position on the Transition Date and thereafter is desired by you and the changes contemplated by this Transition and Consulting Agreement do not constitute “Good Reason” under Section 4(f) of the Employment Agreement and, if applicable, under Section 5(c) of the MCA. You hereby waive any right to assert that the aforementioned transition and other related changes constitute “Good Reason” and you hereby release the Company from all claims or liabilities that the transition and other related changes contemplated in this Transition and Consulting Agreement constitute Good Reason under the Employment Agreement and the MCA.

3.                  Retirement. Upon the completion of the Transition Period and effective as of the end of the day on September 30, 2026 (“Retirement Date”), you have agreed to retire and resign as an officer and employee of the Company. Following the Retirement Date, you will thereafter provide consulting and advisory services as a consultant and advisor (a “Consultant”) to the Company as described in Section 4 below and in accordance with the terms and conditions of this Transition and Consulting Agreement (the “Consulting Services”). The Consulting Services shall be rendered on a part-time, as needed basis. It is the parties' intent that the level of Consulting Services you render under this Transition and Consulting Agreement be at such a level so as not to negate or otherwise override the "separation from service" that has occurred between you and the Company upon your retirement within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the related regulations thereunder (collectively "Section 409A"). Accordingly, notwithstanding any other provision or term of this Transition and Consulting Agreement, in no event will the level of Consulting Services you perform under this Transition and Consulting Agreement be more than twenty percent (20%) of the average level of services you performed for the Company over the thirty-six (36)-month period immediately preceding the Retirement Date. The Consulting Services may be rendered remotely unless otherwise required by the Company. After the Retirement Date, you will no longer be an employee of the Company, and the Employment Agreement and MCA shall terminate, effective September 30, 2026, except as provided in the Release (as defined below) and in Section 9 hereof with respect to certain provisions of the Employment Agreement to which you will remain subject. In order to effectuate the termination of the Employment Agreement and the MCA, and to commence your role as a Consultant, effective October 1, 2026, you agree to sign and deliver a Separation Agreement and Release that releases all claims against the Company and others, prepared by the Company and which shall be substantially in the form attached as Exhibit A to this Transition and Consulting Agreement (the “Release”), which Release must be signed after the close of business on September 30, 2026. Signing the Release and not revoking it so that the Release is effective by October 31, 2026, is a condition to your being permitted to serve in the role of a Consultant, as set forth herein.

4.                  Consulting Services. Subject to your signing the Release and it becoming effective and irrevocable, you will serve as a Consultant to the Company to provide the Consulting Services. Such Consulting Services shall include such consulting and advisory services as are reasonably requested by the Board or the CEO or CFO or their delegees, including, but not limited to, consulting and advisory services in the nature of the financial operations and market strategies of the Company, merger and acquisition advisory services, and other matters. Such Consulting Services shall be rendered on a part-time basis at such times and on such schedule as shall be reasonably agreed to between us, subject to the hours limitation set forth in Section 3. You will not be required to maintain records of hours worked or to work in accordance with any fixed schedule during the period that you render the Consulting Services.

5.                 Consulting Term. The term for the provision by you of Consulting Services will begin on October 1, 2026, and will end on September 30, 2027, subject to early termination of such Consulting Services as provided in Section 8 below (the “Consulting Term”).

6.                  Compensation and Business Expenses During the Consulting Term.

(a)                Compensation. In consideration of all Consulting Services rendered by you to the Company during the Consulting Term and in exchange for your promises and agreements contained in this Transition and Consulting Agreement, including the agreements set forth in Section 9 with respect to noncompetition and nonsolicitation, we will pay you a monthly fee equal to one-twelfth (1/12th) of $600,000 (the “Consulting Fee”), payable in monthly installments on the first day of each month beginning on October 1, 2026, and ending on September 30, 2027.

(b)              Business Expenses. The Company will reimburse you or otherwise provide for or pay for all reasonable expenses incurred by you in furtherance of, or in connection with, the business of the Company, and approved by the Company, including reasonable travel expenses for travel required by the Company (for airline travel, reimbursement will be limited to reasonable economy class airline travel), subject to such reasonable documentation and other limitations as may be established by the Company, provided that, in any event, no reimbursement will occur later than the last day of the Consulting Term.

(c)              Office Access; Equipment. The Company will provide you with appropriate office space, access to phone and internet service and administrative support (but not dedicated administrative support) when it is necessary for you to work in the Virginia headquarters of the Company. Otherwise, you are responsible for providing any equipment (such as computer equipment, printer or cellular phone) that you may need to perform the Consulting Services.

(d)               No Eligibility for Other Compensation or Benefit Plans. During the Consulting Term, you will not be eligible to participate in any of the Company’s compensation or benefit plans, provided that this provision shall not apply to any previously accrued rights you may have under any compensation or benefit plans due to your prior employment with the Company.

7.                 Independent Contractor. Both the Company and you agree that you will act as an independent contractor in the performance of your duties as a Consultant during the Consulting Term. You shall be responsible for the payment of all taxes and fees arising out of your Consulting Services in accordance with this Transition and Consulting Agreement, including, by way of illustration, but not limited to, federal and state income taxes, social security taxes, unemployment insurance taxes, workers’ compensation coverage and premiums, and any other taxes or business license fees as required. You will be required to complete a copy of IRS Form W-9 and provide it to the Company. During the Consulting Term, you shall not represent, directly or indirectly, that you are an agent or legal representative of the Company, nor shall you incur any liabilities or obligations of any kind, in the name of or on behalf of the Company, other than those approved as part of this Transition and Consulting Agreement. You shall complete the services required under this Transition and Consulting Agreement according to your own means and methods, which shall be in your exclusive charge and control, and which shall not be subject to the control or supervision of the Company, except as to the results of the work. You shall be solely responsible and liable for all expenses in connection with the performance of the services hereunder except for expenses approved by the Company under Section 6(b) and unless otherwise agreed by the parties.

8.                  Termination.

(a)                 For Cause. During the Consulting Term, we may terminate you as a Consultant for Cause at any time without further liability on the part of the Company, and you will have no right to receive the payments or benefits set forth in Section 6 of this Transition and Consulting Agreement for any period after such termination. Only the following shall constitute “Cause” for such termination:

(i)                  your failure to perform any of the duties and responsibilities required of your position, your willful failure to follow reasonable instructions, or your engaging in any willful conduct that is inconsistent with the policies of the Company, after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the CEO but no less than fifteen (15) and no more than thirty (30) days) to remedy such failure (if it is capable of being remedied as determined by the CEO);

(ii)                  your breach of any duty owed to the Company or its affiliates, or any act by you that you know is adverse to the interests of the Company or its affiliates;

(iii)                 your conviction of, entering into or acceptance of any plea agreements (including deferred adjudication or similar arrangements) or a guilty plea or a plea of no contest with respect to a felony (or state law equivalent) or any crime (felony or misdemeanor) of moral turpitude or your misappropriation or embezzlement of funds or property of the Company or its affiliates;

(iv)               your breach of a material term of this Transition and Consulting Agreement or violation in any material respect of any code or standard of conduct generally applicable to the manner in which the Company conducts its business, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the CEO but no less than fifteen (15) and no more than thirty (30) days) to remedy such breach or violation (if it is capable of being remedied as determined by the CEO);

(v)                  your fraud or dishonesty with respect to Company or its affiliates; or

(vi)               your engaging in conduct that, if it became known by any regulatory or governmental agency or the public, is or would be reasonably likely to result, or has resulted, in material injury to the Company or its affiliates, whether reputational, financial, or otherwise .

(b)              Without Cause. The Company or you may terminate your role as a Consultant and your duty to render Consulting Services under this Transition and Consulting Agreement at any time during the Consulting Term, without cause, immediately upon written notice to the other party.

(i)	If you terminate your role as a Consultant pursuant to this Section 8(b), you shall have the right to receive only such compensation accrued but unpaid to the date of such notice and shall have no right to receive any other amounts or benefits provided under Section 6 of this Transition and Consulting Agreement.

(ii)	If we terminate your role as a Consultant without Cause pursuant to this Section 8(b), the Company shall continue to pay you the compensation set forth in Section 6(a) for the balance of the Consulting Term in equal installments as such payments would have been otherwise due under Section 6(a).

(c)                Death. In the event of your death, all obligations of the parties during the Consulting Term shall immediately cease without any liability by the Company.

9.                Loyalty Covenants. In consideration of the compensation and benefits provided for in this Transition and Consulting Agreement, the adequacy and sufficiency of which you acknowledge, you will continue to be bound by Section 5 of the Employment Agreement (except for Section 5(d)) following the termination of the Employment Agreement on your Retirement Date relating to the noncompetition, nonsolicitation and confidentiality covenants.

10.               Controlling Law/Venue. This Transition and Consulting Agreement shall be interpreted under the laws of the Commonwealth of Virginia and shall be binding upon the parties and their successors and assigns, and any action to enforce or challenge this Transition and Consulting Agreement, unless otherwise required to be arbitrated for disputes related to your employment arising prior to the Retirement Date, if not otherwise released, shall be in the exclusive venue of the Henrico County Circuit Court or the federal court in Richmond, Virginia, chosen at the option of the Company, and to which you waive all objections to venue. Further, you agree to personal jurisdiction in Virginia, and you waive your right to trial by jury.

11.             Deferred Compensation Omnibus Provision. It is intended that payments and benefits payable under this Transition and Consulting Agreement comply with, or be exempt from, the requirements of Section 409A and all payments and benefits subject to Section 409A shall be provided and paid in a manner to avoid the unfavorable tax consequences provided for therein for non-compliance. For purposes of this Transition and Consulting Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A. Any termination of service referenced herein shall mean a “separation from service” as that phrase is defined under Section 409A. If you are deemed on the date of separation of service with the Company to be a “specified employee,” as defined in Section 409A(a)(2)(B), then any payments or arrangements due upon a termination of your employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions Section 409A shall be delayed for six (6) months. If any payment or benefit under this Transition and Consulting Agreement is conditioned upon the Release requirement, and if the period during which you may execute or revoke the Release begins in one calendar year and ends in a subsequent calendar year, then any such payment or benefit subject to Section 409A shall be paid or commence to be paid (subject to the Release becoming effective and irrevocable) on the first payroll date that occurs in the second calendar year, regardless of when the Release is actually executed or becomes effective, provided that the Release has become effective and irrevocable by such date. Notwithstanding any of the provisions of this Transition and Consulting Agreement, neither the Company, the Company’s affiliates, nor any of the Company’s officers, directors, employees, agents or representatives shall be liable to you if any payment or benefit which is to be provided pursuant to this Transition and Consulting Agreement and which is considered nonqualified deferred compensation subject to Section 409A otherwise fails to comply with, or be exempt from, the requirements of Section 409A.

12.               Interpretation of the Release. This Transition and Consulting Agreement will not be interpreted or construed to limit the Release in any manner except as expressly set forth herein. The existence of any dispute respecting the interpretation of this Transition and Consulting Agreement or the alleged breach of this Transition and Consulting Agreement will not nullify or otherwise affect the validity or enforceability of the Release.

13.              Entire Agreement. This Transition and Consulting Agreement and the documents referenced herein or incorporated herein by reference constitute the entire Transition and Consulting Agreement of the parties, the terms of which may be changed only with the written consent of the parties. The parties agree that neither party has relied on any statement nor other communication made by the other party regarding this Transition and Consulting Agreement other than what is contained in this Transition and Consulting Agreement.

14.               Non-disparagement. The parties agree they will make no statements, whether written, oral or otherwise, disparaging the other party or any individual or entity affiliated with or related to the other party in any way to any member of the press or the public at large.

15.                Severability. The provisions of this Transition and Consulting Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Transition and Consulting Agreement shall survive the termination of any arrangements contained herein.

16.               Interpretation. This Transition and Consulting Agreement shall not be construed more strictly against one party than another by virtue of the fact that it may have been drafted or prepared by counsel for one of the parties.

17.               Waiver. The rights and remedies of the parties to this Transition and Consulting Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power, or privilege under this Transition and Consulting Agreement will operate as a waiver of such right, power, or privilege.

18.              Successors/Assignability. You may not assign or transfer this Transition and Consulting Agreement or any rights or obligations thereunder. The Company, however, may assign this Transition and Consulting Agreement and its right and obligations hereunder, and will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Transition and Consulting Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

19.               Amendment. No provisions of this Transition and Consulting Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by you and such officer or officers as may be specifically designated by the Board of Directors of Bankshares and the Bank to sign on their behalf.

20.               Counterparts. This Transition and Consulting Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Electronic, facsimile, scanned pages via electronic mail shall be valid as if they were original signatures.

(Signatures appear on the next page)

IN WITNESS WHEREOF, this Transition and Consulting Agreement has been executed as of the date first above written.

ATLANTIC UNION BANKSHARES CORPORATION

By:	/s/ John C. Asbury
Title:	President and Chief Executive Officer

ATLANTIC UNION BANK

By:	/s/ John C. Asbury
Title:	Chief Executive Officer

/s/ Robert M. Gorman
ROBERT M. GORMAN

DRAFT ANTICIPATED FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE – DO NOT SIGN. COMPANY WILL PROVIDE FINAL AGREEMENT AT TIME OF RETIREMENT.

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into by and between Robert M. Gorman (“Employee”) and Atlantic Union Bankshares Corporation (“Bankshares”) and Atlantic Union Bank (the “Bank”). Bankshares and the Bank shall be collectively referred to herein as the “Company” and the parties hereto shall be referred to as the “parties.”

Statement Of Facts

Employee’s employment with the Company ceased on September 30, 2026, and Employee desires to accept the following agreements, including, without limitation, certain additional consideration from the Company to which Employee would not otherwise be entitled, in return for Employee’s general release and other agreements set forth below. The Company is providing certain benefits pursuant to and expressly provided by the Transition and Consulting Agreement (“Transition Agreement”), dated February 23, 2026, entered into between the parties. Employee, Bankshares and the Bank desire to settle fully and finally all differences and disputes between them that might arise, or have arisen, out of Employee’s employment with the Company and the cessation thereof, as well as the Amended and Restated Employment Agreement (“Employment Agreement”) and the Amended and Restated Management Continuity Agreement (“MCA”), both entered into between and among the parties, and both dated January 14, 2022.

Statement Of Terms

In consideration of the mutual promises herein, it is agreed as follows:

1.                  Non-Admission of Liability. Neither this Agreement nor the Company’s offer to enter into this Agreement shall in any way be construed as an admission by the Company that any of them have acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against them.

2.                 Cessation of Employment/Resignation of Board positions. Employee represents, understands and agrees that Employee’s employment with the Company ceased on September 30, 2026 (“Separation Date”). Effective on the close of business on the Separation Date, Employee ceased to be an Employee of the Company for any purpose whatsoever and is entitled to no further payments or benefits except as provided herein. Furthermore, Employee hereby resigns all positions Employee held as an officer or member of the board of directors (or a committee thereof) of the Bank, Bankshares, and any affiliated entity.

3.               Effective Date. The effective date of this Agreement shall be the eighth day after Employee signs and delivers to the Company this Agreement (“Effective Date”) without revocation, as described below in Section 10. This Agreement cannot be signed by Employee until the Separation Date, and it must be delivered from Employee to the Bank’s Chief Human Resources Officer or General Counsel to be effective.

4.                Additional Consideration. In full consideration and as a material inducement for Employee signing this Agreement, the Company will provide additional consideration, to which Employee would not have been otherwise entitled in the absence of this Agreement, which consideration is the agreement by the Company to engage Employee as a Consultant following the Separation Date, pursuant to and as described in the Transition Agreement.

5.                  Cessation of Authority. Employee understands and agrees that as of the Separation Date, Employee will be no longer authorized to incur any expenses, obligations or liabilities, or to make any commitments on behalf of the Company.

DRAFT ANTICIPATED FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE – DO NOT SIGN. COMPANY WILL PROVIDE FINAL AGREEMENT AT TIME OF RETIREMENT.

6.                  Return of the Company Materials and Property/Non-Interference. Employee understands and agrees that Employee immediately will return to the Company all files, memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, vehicles, passwords, and any other equipment and other documents, and all other physical or personal property that Employee received from the Company or that Employee used in the course of Employee’s employment with the Company. Employee further agrees that Employee will provide immediately upon request any and all information used by Employee to access any Company database or other electronically stored information, including any and all passwords.

7.               Continuing Obligations. The parties agree that they remain bound by their obligations under Sections 3 through 19 of the Transition Agreement and that nothing herein affects or impedes the rights of the parties to enforce those obligations and provisions, which are incorporated herein and remain in full force and effect in accordance with their terms and conditions.

8.                  Severability. The provisions of this Agreement are severable, and if any part of the Agreement is found to be unenforceable, other than the Release in Section 9, then the other Sections shall remain fully valid and enforceable.

9.                  Complete Release. As a material inducement to the Bank and Bankshares to enter into this Separation Agreement and General Release and as a condition of engaging Employee as a Consultant pursuant to, the Transition Agreement, Employee, except for [Insert any compensation and benefits not being released as of Retirement Date] or as set forth in Section 7 above, hereby irrevocably and unconditionally releases, acquits, and forever discharges the Bank, Bankshares, and each of their owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, local, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of any alleged violations or breaches of any contracts, express or implied, including the Employment Agreement and MCA, or any tort, or any legal restrictions on the Bank’s or Bankshares’ right to terminate employees, or any federal, state, local, or other governmental law, statute, regulation, or ordinance, including without limitation (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act (disability discrimination); (3) 42 U.S.C. § 1981 (discrimination); (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Employee Retirement Income Security Act (“ERISA”), (8) the Virginia Human Rights Act, as amended; (9) the Virginians with Disabilities Act; and (10) all other federal, Virgina, [List other states as may be applicable] and all local statutes, ordinances, regulations, and laws (“Claim” or “Claims”), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the Effective Date of this Agreement; provided, however, that nothing herein shall preclude Employee from filing or participating in an administrative charge with the Equal Employment Opportunity Commission or the National Labor Relations Board, or any similar local or state agency, but Employee agrees that Employee shall not be entitled to any monetary recovery or any other relief arising therefrom or from any subsequent lawsuit based upon such charge or any other charge filed by anyone else; and provided further that nothing herein precludes Employee from receiving an award for information provided to a governmental agency under the whistleblower provisions of any state or federal law or regulation.

10.                Age Discrimination In Employment Act.  Employee hereby acknowledges and agrees that this Agreement and the cessation of Employee’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in Section 9 hereof shall be applicable, without limitation, to any claims brought under these Acts.  Employee further acknowledges and agrees that:

(a)                The release given by Employee in this Agreement is given solely in exchange for the consideration set forth and explained in Section 4 of this Agreement and such consideration is in addition to anything of value which Employee was entitled to receive prior to entering into this Agreement;

DRAFT ANTICIPATED FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE – DO NOT SIGN. COMPANY WILL PROVIDE FINAL AGREEMENT AT TIME OF RETIREMENT.

(b)                By entering into this Agreement, Employee does not waive rights or claims that may arise after the date this Agreement is executed;

(c)                Employee has been advised to consult an attorney prior to entering into this Agreement, and this provision of this Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Employee be so advised in writing;

(d)                Employee has been offered twenty-one (21) calendar days from receipt of this Agreement within which to consider this Agreement; and

(e)              For a period of seven (7) calendar days following Employee’s execution of this Agreement, Employee may revoke this Agreement by delivering written notice to the Bank’s Chief Human Resources Officer or General Counsel, and this Agreement shall not become effective or enforceable until such seven (7) day period has expired.

(f)                 No change to this Agreement, material or otherwise, shall re-start the 21-day period.

11.                Continued Cooperation. Employee agrees that Employee will continue to provide reasonable cooperation in connection with any litigation, judicial or administrative proceedings or investigations as reasonably requested by the Company, and for which Employee possesses relevant knowledge. Nothing herein is intended to restrict or affect Employee’s testimony or statements, which shall at all times be truthful.

12.               No Other Representations. Employee represents and acknowledges that in executing this Agreement, Employee does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

13.               Sole and Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and except as set forth above in Section 7 regarding the continuing obligations of the parties under the Transition Agreement, supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

14.                Binding Effect, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, transferees and permitted assigns. This Agreement shall not be assignable by Employee but shall be freely assignable by the Company.

15.                Counterparts. This Agreement may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Date:	Robert M. Gorman (EMPLOYEE)

ATLANTIC UNION BANKSHARES CORPORATION

Date:	By:
Title:

DRAFT ANTICIPATED FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE – DO NOT SIGN. COMPANY WILL PROVIDE FINAL AGREEMENT AT TIME OF RETIREMENT.

ATLANTIC UNION BANK

Date:	By:
Title: